EXECUTION COPY
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated as of February 15, 2006 (the “Effective Date”), is between Penn Independent Corporation, a Pennsylvania corporation with its principal offices in Hatboro, PA (the “Company”) and Robert Cohen, an individual residing at 622 Chatsworth Drive, Ambler, PA 19002 (the “Executive”).
     WHEREAS, the Executive is presently employed as Senior Vice President - Marketing of United National Insurance Company (“UNIC”), an “Affiliate” (as defined herein) of the Company, under the terms of an employment agreement, dated as of January 1, 2005 (the “Prior Agreement”); and
     WHEREAS, the Executive has agreed to resign his position with UNIC and terminate the Prior Agreement so that he may accept a position with the Company; and
     WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment as Chief Executive Officer and President of the Company;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:
     1. TERM OF EMPLOYMENT; RENEWAL. The Company agrees to employ the Executive and the Executive accepts employment with the Company for the period commencing as of the Effective Date and ending on December 31, 2008 (such initial period, as extended below, shall be referred to as the “Employment Term”). The term of this Agreement will automatically renew at the expiration of the then current term for an additional one-year period unless, at least ninety (90) days prior to the expiration date of the then current term, either party shall give written notice of non-renewal to the other, in which event this Agreement shall terminate at the end of the term then in effect. If the Company elects not to renew this Agreement at the expiration of the initial term (the “Non-Renewal Date”), and if at such time (i) there is no other event that would otherwise constitute “Cause” for the termination of the Executive’s employment hereunder, (ii) the Executive continues to comply with all his post-termination obligations, and (iii) executes a general release in form satisfactory to the Company, the Company shall continue to pay to the Executive his full Annual Direct Salary from the Non-Renewal Date in equal monthly installments until the earlier of (i) the Executive secures full-time employment or (ii) six months from the Non-Renewal Date. Following the Non-Renewal Date, the Executive shall notify the Company in writing upon his commencement of any full-time employment.
     2. POSITION AND DUTIES. The Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”) and the Board of Directors (together with a committee thereof, the “UAI Board”) of United America Indemnity, Ltd. (“UAI”) and shall have such authority and duties, consistent with such position, as may from, time to time, be specified by the Board or the UAI Board. At the request of the Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operation of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.
     3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote his business time, energies and talents to the business of the Company and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior executives as adopted by the Board and/or the UAI Board from time-to-time. The Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs, and (iii) serving in a capacity as a certified arbitrator in disputes related to reinsurance or insurance during the Executive’s personal time, provided such activities do not, in the reasonable judgment of the Board, interfere with the proper performance of his duties and responsibilities hereunder.
     4. COMPENSATION.
          (a) ANNUAL DIRECT SALARY. During the term of this Agreement, as compensation for services rendered to Company under this Agreement, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $320,000 per year commencing as of January 1, 2006 (the “Annual Direct Salary”). The Annual Direct Salary shall be payable in substantially equal biweekly installments, prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board in January of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.
          (b) ANNUAL BONUS. During the term of this Agreement, the Executive may be eligible for annual incentive awards under one or more programs adopted by the Board that are based on the performance of the Company, with similar targets, terms and conditions of such award as those applicable to senior executives at the Company, such that 50% of the Annual Direct Salary shall be payable upon achievement of applicable targets. Notwithstanding the foregoing, the Executive shall receive an annual incentive award with respect to 2006 of no less than $80,000, subject to his being employed by the Company or one of its affiliates as of the date such bonus is paid. Nothing herein shall prohibit the Board from modifying or amending any such incentive awards program from time to time, or from terminating any such program.
          (c) EQUITY INCENTIVE AWARDS. During the Employment Term, the Executive may be eligible to receive equity awards in UAI with respect to class A common shares of UAI (“Shares”) as determined by the Board and/or the UAI Board in its sole discretion.
     The Executive shall be eligible for an award of restricted Shares on the basis of UAI’s return on equity (as determined by dividing the aggregate “Operating Income” of UAI and its consolidated subsidiaries by UAI’s “Average Shareholders’ Equity” (as each such term is defined below)) (“ROE”) for (a) 2006, (b) the two-year period ending December 31, 2007, (c) the three-year period beginning on January 1, 2006 and (d) each three-year period beginning on each January 1 thereafter (each, a “ROE Measuring Period”). For purposes of the foregoing,

“Operating Income” is defined as GAAP net income less (i) after-tax extraordinary gains(losses) and (ii) after-tax investment gains (losses). “Average Shareholders’ Equity” shall mean the quotient of (i) the sum of UAI’s shareholders’ equity on the December 31 immediately prior to the ROE Measuring Period and on the last day of each calendar quarter within such ROE Measuring Period and (ii) the number of the measuring dates used in calculating the sum in subclause (i) (i.e., 5, 9 or 13 measuring dates). If UAI achieves a ROE in a ROE Measuring Period of 10%, 12% or 15%, then the Executive shall be granted Shares with a value equal to 14%, 40% or 80% of the Annual Salary as of the March 1 following the ROE Measuring Period, respectively, subject to the Executive being employed as of such date by the Company or one of its Affiliates or successors as of such grant date. Achievement of ROE shall be determined by the UAI Board in its sole discretion. Such award shall vest in three equal installments, with the first tranche vesting on December 31 of the year the award is granted and the second and third tranches vesting on December 31 of each of the next two years, respectively, subject to the Executive’s being employed by the Company or one of its Affiliates or successors as of such date, provided that this condition shall be satisfied, and the Executive will be permitted to continue to vest in the award, if the Executive’s employment is terminated as described in Section 9(b) hereof. The Annual Direct Salary used in making any determinations pursuant to this paragraph shall be the Annual Direct Salary as of the last day of the relevant ROE Measuring Period.
     The Company and its Affiliates reserve the right to amend or substitute the foregoing plans for any fiscal years following 2006.
          (d) INTEGRATION BONUS. The Executive shall be eligible for an integration award of Shares based on the compounded annual growth in the book value per share of UAI (“Book Value Growth”) in the event that a “Change in Control” (as defined below) occurs on or prior to December 31, 2010. For purposes of this paragraph 4(d), a “Change in Control” is a transaction or a series of related transactions such that, following such transaction(s), a person or entity, or a group of persons or entities acting in concert, unaffiliated with Fox Paine Capital International GP, L.P. controls shares representing more than fifty percent of the voting power of UAI. As soon as practical following a Change in Control, the UAI Board shall determine Book Value Growth for the period beginning on January 1, 2006 and ending as of the date the Change in Control occurred (the “CiC Date”). Book Value Growth of at least 10% (but less than 12%) shall result in a preliminary determination of 17,500 Shares, at least 12% (but less than 13%) in 26,250 Shares, at least 13% (but less than 15%) in 35,000 Shares and 15% or more in 52,500 Shares. Such Share figure shall then be multiplied by a fraction, the numerator of which is the consideration provided to former UAI shareholders in connection with the Change in Control and the denominator of which is the book value of the stake acquired of UAI, determined as of the CiC Date, by the unaffiliated persons or entities in connection with the Change in Control (the resulting figure, the “CiC Share Determination”). The Executive shall then be awarded, and shall vest in full, in a number of Shares equal to the CiC Share Determination, subject to the Executive being employed by the Company or one of its Affiliates immediately prior to the Change in Control. Any calculation or determination pursuant to the foregoing shall be made by the UAI Board in its sole discretion. For purposes of the foregoing, the book value of UAI as of December 31, 2005 was $17.51 per share. In the event that no Change in Control occurs on or prior to December 31, 2010, the UAI Board may elect, in its sole discretion, to award the Executive Shares in lieu of an award pursuant to the foregoing.

     5. FRINGE BENEFITS, VACATION TIME, EXPENSES, AND PERQUISITES.
          (a) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including, but not limited to, any pension or retirement plan, savings plan, medical or health-and-accident plan, life and disability and other insurance plans or arrangements generally made available by the Company to its executives and key management employees as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
          (b) The Executive shall be entitled to the number of paid vacation, sick time, personal days and holiday days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks of vacation in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.
          (c) During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company from time to time) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.
          (d) Except as otherwise specifically provided herein, nothing paid to the Executive under any benefit plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.
     6. PROTECTION OF COMPANY INFORMATION. During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or one of its Affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company, UNIC, or any of their Affiliates. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its Affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its Affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials.
     7. RESTRICTIVE COVENANTS.
          (a) NON-COMPETITION AGREEMENT. The Executive acknowledges and agrees that the insurance business and operations of the Company and UNIC are national in scope, and that the Company and UNIC operate in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement, the Executive covenants and agrees that during his employment with the Company, and for a period of eighteen (18) months following the termination of such employment for any reason, (but in the case of termination for Cause pursuant to Section 8(c)(i), only after a determination by the Board of such substantial failure to perform), the Executive shall not (i) engage, whether as owner, manager, operator or otherwise, directly or indirectly, in any property and/or casualty insurance company (or holding company which controls such company or an affiliate of such property and/or casualty insurance company in such business) that is based in the United States or does a substantial amount of its business in the United States and that writes more than 15% of its written premium by issuing commercial insurance policies for businesses through a network of wholesale or managing general agents on a binding authority basis (or any reinsurance business providing services to the foregoing); provided however that the restrictions herein shall not prohibit or prevent the Executive from acting as an owner, manager, operator or employee of any wholesale general agent, (ii) use any information obtained in the course of the Executive’s employment by the Company, UNIC or their Affiliates for the purpose of notifying individuals of the Executive’s willingness to provide services after such termination in competition with the Company, UNIC or their Affiliates or in breach of this Agreement, or (iii) otherwise solicit for competitive purposes any person who is, or at any time during the term of the Executive’s employment by the Company or UNIC was, a customer of the Company or UNIC; provided that the Executive shall not be subject to the above restrictions if the Company fails to pay severance benefits due to the Executive, if any, pursuant to Section 9(b). Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 7(a). In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.
          (b) RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, computer disks, software, reports and any other document or tangible items containing or constituting Confidential Information about the business of the Company and/or its Affiliates.
          (c) NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company be terminated for any reason (whether such termination occurs during, upon expiration of, or following the original or the renewal term hereof), including, without limitation, as a result of his discharge by the Company with or without Cause or Executive’s voluntary resignation, for a period of eighteen (18) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company, UNIC or any of their Affiliates to leave the employ of or terminate services to the Company, UNIC or such Affiliate, including, without limitation, working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly to solicit, communicate with or contact or advise, or transact or otherwise engage in any insurance related business with a “customer”, defined to be (x) any party who is or was a customer of the Company, UNIC or any of their Affiliates during the Executive’s employment by the Company or at any time during the said eighteen (18) month period, or (y) any party who was identified as a prospect of the Company, UNIC or any of their Affiliates during the Executive’s employment by the Company or UNIC; or (iii) engage in or participate in any effort or act to induce any customer (as defined in subsection 7(c)(ii)) of the Company, UNIC or any of their Affiliates to take any action which might be disadvantageous to the Company, UNIC or their Affiliates. The Executive agrees that any breach of the restrictions set forth in Sections 6 and 7 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it and in lieu of Section 15 hereof, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. In addition to its other remedies, the Company shall be entitled to reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement as a result of any breach by the Executive of this Section. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent or re-insurer with whom the Company, UNIC or their Affiliates have transacted business.
          (d) In the event the Executive breaches any of his covenants in this Section 7, the Company, UNIC and their Affiliates shall be released from their obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which the Executive participates, and the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company. In addition, in the event of a violation by the Executive of his covenants in this Section 7, he shall be subject to the forfeiture provisions of Annex A with respect to his equity holdings in the Company.
          (e) The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company, UNIC and their Affiliates; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company, UNIC and their Affiliates irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.
     8. TERMINATION.
          (a) The Executive’s employment hereunder shall terminate upon his death, retirement, or the expiration of this Agreement. Upon the Executive’s death, any sums then due him shall be paid to the executor, administrator or other personal representative of the Executive’s estate.
          (b) If the Executive becomes disabled (as certified by a licensed physician selected by the Company) and is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.
          (c) The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive substantially failing to perform his duties hereunder after notice from the Company and failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company policies, including, without limitation, the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its Affiliates, (iii) the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement after notice from Company and a failure to cure such violation within 10 days of said notice (including a “Forfeiture Event” as provided for in Annex A hereto), (iv) a breach by the Executive of any representation or warranty contained herein (including a “Forfeiture Event” as provided for in Annex A hereto), (v) the

Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (vi) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive as President and/or Chief Executive Officer of the Company, or (vii) the Executive being charged with a felony or other crime involving moral turpitude.
          (d) The Company may choose to terminate the Executive’s employment at any time without Cause or reason.
     9. PAYMENTS UPON TERMINATION.
          (a) If the Executive’s employment shall be terminated because of death, disability, or for Cause, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award); provided that in the event of a termination by the Company because of disability and other than in the case of employment in any Competitive Business the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by six (6) months, with such amount payable in equal monthly installments and provided further that the foregoing amounts shall be reduced by any disability payments for which the Executive may otherwise be entitled. No payments or benefits shall be provided hereunder in connection with the Executive’s disability (i) unless and until the Company has first received a signed general release from the Executive (or the Executive’s guardian or legal representative) in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.

(b)	(i)	If the Executive’s employment is terminated by the Company without Cause; or

	(ii)	If the Executive terminates his employment at any time following: (I) a notice from the Company that its principal executive offices are being relocated more than 90 miles from their current location or that the Executive’s principal place of employment is transferred to an office location more than 90 miles from his then current place of employment (unless in either case the effect of such relocation results in the Executive’s principal place of employment being less than forty (40) miles from his principal residence), and (II) the failure of the Company to offer the Executive a reasonable relocation package to cover direct out-of-pocket losses (if any) on the sale of the Executive’s primary residence, and temporary living expenses and moving costs, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by eighteen (18) months, with such amount payable in equal monthly installments; provided that the amount and term of such payments is subject to adjustment upon the Executive’s acceptance of an equity compensation package to be determined. The Company shall also maintain in full force and effect, for the continued benefit of the Executive for eighteen (18) months, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. No payments or benefits shall be provided hereunder (i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and its Affiliates and any other parties identified by the Company and its Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.
     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Robert Cohen
622 Chatsworth Drive
Ambler, PA 19002

If to the Company:	Penn Independent Corporation
420 South York Road
Hatboro, PA 19040
Attn: Chief Financial Officer

With copy to:	Fox Paine & Company, LLC
950 Tower Lane, Suite 1150
Foster City, CA 94404
Attn: Troy Thacker
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. SUCCESSORS. This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by the Executive. This Agreement is assignable by the Company to an Affiliate or a successor to or purchaser of the Company’s business.
     12. ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     13. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the

Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     14. ARBITRATION. In the event that any disagreement or dispute whatsoever shall arise between the Executive and the Company or its Affiliates concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.
     15. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     16. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company, including the Prior Agreement, and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.
     17. ACKNOWLEDGEMENT. The Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.
     18. COMPLIANCE WITH SECTION 409A. The parties have attempted in good faith to structure this Agreement to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance relating thereto (“Section 409A”). Therefore, notwithstanding any other provisions hereof, this Agreement shall be administered in good faith compliance with Section 409A, and accordingly any payment or vesting in severance benefits hereunder may be subject to a six-month delay as required by Section 409A, as determined by the Company in good faith. Furthermore, this Agreement may be amended (after consulting with the Executive) to the extent reasonably necessary or desirable to comply with Section 409A in light of further guidance, legislation or new understandings or interpretations of that law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	Penn Independent Corporation

/s/ Frances J. Miller	By:	/s/ Jason Waksman

WITNESS:

/s/ Colleen Caputo	/s/ Robert Cohen

Robert Cohen

Annex A
Option and Equity Forfeiture
     Forfeiture of Options and Restricted, Common and Preferred Shares and Gains Realized upon Prior Option Exercises or Sale of Shares. The options granted pursuant to the Time Vesting Option Agreement between UAI and the Executive dated as of September 5, 2003, as amended, the Performance Vesting Option Agreement between UAI and the Executive dated as of September 5, 2003, as amended, and the shares purchased pursuant to the Restricted Share Purchase Agreement between UAI and the Executive dated as of September 5, 2003, as amended (all three agreements collectively, the “Share/Option Agreements”) shall be subject to the cancellation and forfeiture provisions of each such Share/Option Agreement to which the Executive, by accepting and/or having accepted such options or shares, hereby agrees. In the event of the Executive’s breach or failure to comply with such provisions of the Share/Option Agreements (whether or not employed by the Company at such breach or failure to comply) (a “Forfeiture Event”), any repurchase of Shares by the Company from the Executive and any recovery by the Company of “Award Gain” (as defined below) shall be subject to the following:
(i)	Company Repurchase of Shares. Payment with respect to any repurchase of shares by the Company from the Executive shall take the form of a three-year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by federal law, with the principal and interest due on the fifth anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations), and shall be reduced to reflect any outstanding liabilities of the Executive to the Company or its Affiliates. The Executive promptly shall take all appropriate and necessary action to facilitate the buy back of such equity, including the prompt delivery to the Company (or its designee) of all share certificates or other documents that the Company may request.

(ii)	Recovery of Award Gain.
(a)	For purposes of this Annex A, the term “Award Gain” shall mean (I) in respect of a given options exercise, the product of (X) the fair market value per share at the date of such exercise (without regard to any subsequent change in the market price of such share) minus the exercise price times (Y) the number of shares as to which the options were exercised at that date, and (II), in respect of any sale of shares, the value of any cash or the fair market value of the shares or property paid or payable to the Executive less any cash or the fair market value of any shares or property (other than shares or options which would have itself been forfeitable hereunder and excluding any payment of tax withholding) paid by the Executive to the Company (or its designee) as a condition or in connection with the acquisition of such shares or amount otherwise included in subclause (i) above.

(b)	The Executive will be obligated to repay to the Company (or its designee), in cash, within ten (10) business days after demand is made therefore, by the Company (or its designee), the total amount of Award Gain realized by the Executive (I) upon each exercise of the options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Executive was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that the Executive’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Executive ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Shares.